Exhibit 99.2

LLEX:NASDAQ

LILIS ENERGY ANNOUNCES TRADING ON NYSE MKT TO COMMENCE MAY 9, 2017

SAN ANTONIO, TEXAS – April 26, 2017 – Lilis Energy, Inc. (NASDAQ: LLEX), an exploration and development company operating in the Permian Basin of West Texas, today announced that its common stock has been approved for listing on the NYSE MKT. The Company’s common stock is expected to begin trading on NYSE MKT under its current symbol “LLEX,” beginning at the open of market on May 9, 2017. In connection with the listing of its common stock on the NYSE MKT, Lilis intends to terminate the listing of its common stock on Nasdaq. The Company intends to file with SEC a Form 25 related to the delisting from Nasdaq prior to or at the commencement of trading on the NYSE MKT, and the delisting will be effective ten days after the filing of the Form 25.

“Uplisting to the NYSE MKT follows our recent $140 million of financings and highlights the rapid progress our management team and Board have made in executing on the strategic vision laid out a year ago,” said Avi Mirman, Lilis’s Chief Executive Officer.

John Tuttle, Global Head of Listings at NYSE, commented: “We are delighted to welcome Lilis Energy, which is transferring to NYSE MKT and joining some of the world’s best listed energy companies. We look forward to providing Lilis with the unique benefits of our market model, unrivalled brand platform and exceptional market quality delivered by our NYSE MKT designated market makers.”

About Lilis Energy, Inc.

Lilis Energy, Inc. is a San Antonio-based independent oil and gas exploration and production company that operates in the Permian’s Delaware Basin, considered amongst the leading resource plays in North America. Lilis’s total net acreage in the Permian Basin is over 10,000 acres. Lilis Energy's near-term E&P focus is to grow current reserves and production, and pursue strategic acquisitions in its core areas. For more information, please visit www.lilisenergy.com.

Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. These risks include, but are not limited to our ability to replicate the results described in this release for future wells; the ability to finance our continued exploration, drilling operations and working capital needs, all the other uncertainties, costs and risks involved in exploration and development activities; and the other risks identified in the Company’s Annual Report on Form 10-K and its other filings with the Securities and Exchange Commission (the “SEC”). Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. The forward-looking statements in this press release are made as of the date hereof, and the Company does not undertake any obligation to update the forward-looking statements as a result of new information, future events or otherwise.

Contact:

Wobbe Ploegsma

V.P. Investor Relations & Capital Markets

210-999-5400, ext. 31